Exhibit (h)(8)

EXECUTION COPY

AMENDMENT TO

FUND ACCOUNTING AND COMPLIANCE
SERVICES AGREEMENT

THIS AMENDMENT is to be effective as of October 1, 2025 (“Amendment”) to that certain Fund Accounting and Compliance Services Agreement dated July 31, 2024 (“Agreement”), by and between Cavanal Hill Funds, a Massachusetts business trust (“Client”) and Citi Fund Services Ohio, Inc. (“Service Provider” and, with the Client, referred to herein individually as “Party” and collectively as “Parties”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain fund accounting and compliance services for the Client pursuant to the Agreement;

WHEREAS, the Parties now wish to amend the Agreement to account for the removal of compliance services, effective October 1, 2025.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendments to Schedule 2 and Exhibit A.

Schedule 2 and Exhibit A are hereby deleted in their entirety and replaced with the Schedule 2 and Exhibit A attached to the end of this Amendment.

2.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment. Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

b.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

c.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.

By:	/s/ John Danko
Name:	John Danko
Title:	President
Date:	November 4, 2025

CAVANAL HILL FUNDS

By:	/s/ Cathy Dunn
Name:	Cathy Dunn
Title:	President
Date:	10/31/2025

Schedule 2 to Services Agreement

Fund Accounting and Compliance Services

Fund Accounting Services

1.	Record Maintenance

Citi will keep and maintain the books and records of each Fund required under Rule 31a-1 (the "Rule") under the Investment Company Act of 1940, as amended (the 1940 Act") regarding its services to the Funds, including:

(a)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(b)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.	Accounting Services

In addition to the maintenance of the books and records specified above, Citi shall perform the following accounting services daily for each Fund:

(a)	Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

(b)	Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Funds (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Funds (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund’s investment adviser or other designee, as approved by the Board. The Funds instructs and authorizes Service Provider to provide information pertaining to the Funds’ investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder;

Note: The Funds acknowledges that while Service Provider’s services related to fair value pricing are intended to assist the Funds and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

(c)	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Funds to monitor and evaluate its use of fair value pricing information under its Valuation Procedures;

(d)	Assist the Funds in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Funds’ Valuation Procedures;

(e)	Verify and reconcile security positions with the Funds' custodian;

(f)	Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, weighted average portfolio maturity, and weighted average life;

(g)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

(h)	If applicable, report to the Board, or otherwise at the Funds' request, the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

(i)	Determine and periodically report unrealized appreciation and depreciation on securities held in variable net asset value Funds;

(j)	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles;

(k)	Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser or authorized pricing service, on variable interest rate instruments;

(l)	Post Fund transactions to appropriate categories;

(m)	Accrue expenses of each Fund according to instructions received from the Funds' Administrator, and submit changes to accruals and expense items to authorized officers of the Funds (who are not Service Provider employees) for review and approval;

(n)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and dividend distributions and (3) income and expense accounts;

(o)	Provide accounting reports in connection with the Funds' regular annual audit and other audits and examinations by regulatory agencies;

(p)	Provide such periodic reports as the parties shall agree upon.

3.	Financial Statement and Regulatory Filings

Citi shall also perform the following additional accounting services for each Fund:

(a)	Provide monthly unaudited financial statements described below, upon request of the Funds. The unaudited financial statements will include the following items:

i.	Unaudited Statement of Assets and Liabilities,

ii.	Unaudited Statement of Operations,

iii.	Unaudited Statement of Changes in Net Assets, and

iv.	Unaudited Condensed Financial Information.

(b)	Provide accounting information for the following (in compliance with Reg. S-X, as applicable):

i.	federal and state income tax returns and federal excise tax returns;

ii.	the Funds' reports filed with the Securities and Exchange Commission ("SEC") on Form N-CEN and the N-CSR as required;

iii.	the Funds’ monthly schedules of investments for filing with the SEC on Form N-PORT;

iv.	the Funds' annual and semi-annual shareholder reports and quarterly Board meeting reports;

v.	registration statements on Form N-1A and other filings relating to the registration of shares, including required performance information;

vi.	the Funds' administrator's monitoring of the Funds' status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

vii.	annual audit by the Funds' auditors;

viii.	examinations performed by the SEC or other regulatory agencies as required.

(c)	Calculate turnover and expense ratio;
(d)	Prepare schedule of Capital Gains and Losses;
(e)	Provide daily cash report;
(f)	Maintain and report security positions and transactions in accounting system;
(g)	Prepare Broker Commission Report;
(h)	Monitor expense limitations; and
(i)	Provide unrealized gain/loss report.

Notes and Conditions Related to Fund Accounting Services

1.	Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider’s liability with respect to NAV Differences (as defined below) shall be as follows:

(a)	During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1% of the NAV at which the purchase or redemption was effected, Service Provider shall reimburse each applicable Fund for any net losses to the Fund; and

(b)	During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1% of the NAV at which the purchase or redemption was effected, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Service Provider’s reimbursement responsibility shall not exceed the lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

For purposes of this Section: (A) the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund’s (or Class’) NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted to the extent permitted by applicable Law and consistent with the Funds’ Net Asset Value Error Correction Procedures; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted to the extent permitted by applicable Law and consistent with the Funds’ Net Asset Value Error Correction Procedures.

Exhibit A

Fee Schedule – Fund Accounting and Compliance Services

The Funds shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

Fund Accounting

The Funds shall pay an annual fee with respect to the Funds as follows:

A.	Asset-Based Fee

The Funds shall pay Service Provider:

2.25 basis points of the first $2.0 billion in aggregate net assets of all Funds, plus

1.50 basis points of the next $2.0 million of the aggregate net assets of all Funds, plus

1.00 basis points of the aggregate net assets of all Funds in excess of $4.0 billion.

Minimum Fee

In addition, there shall be an annual minimum fee for the Funds. The annual minimum fee (calculated and payable monthly) shall equal the product of the number of Funds multiplied by $60,909.86 (the “Annual Minimum Fee”). Should the amount of fees (excluding expenses or other out-of-pocket costs) payable to Citi hereunder for a calendar month be less than the Annual Minimum Fee divided by twelve (12), the Trust shall pay the difference

B.	Fair Value Support Services Fee

As compensation for Fair Value Support Services Citi shall receive the following annual service fee for each Fund that the Board of trustees of the Trust designates as being subject to fair value determinations and for which Fair Value Support services are to be provided by Citi hereunder, as follows:

Annual Fee

For each Fund with less than 200 securities:$6,090.99 per fund

For each Fund with at least 200 securities $9,136.48 per fund

The annual fee will be billed in equal monthly installments.

The foregoing fees do not include out of pocket costs. Service Provider shall also be reimbursed by the Funds for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds.

C.	Security Pricing Fees

Asset Type	Monthly Fee ($)
Equities	1.85
Asset Backed	15.55
General Bonds	11.65
Government Bonds	11.65
Complex Debt	13.20
Listed Derivatives	3.00
Simple OTCs	21.95
Mid Tier OTCs	72.05
Complex OTCs	313.85

Notes

1.	Monthly rates reflected are based upon current primary pricing vendor selections.
2.	Each “Asset Type” can typically be expected to include the following security types:
•	Equities: Domestic Equity, Foreign Equity, Warrants
•	Asset Backed: ABS, MBS, CMO’s, CMBs
•	General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds
•	Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds
•	Complex Debt: Bank Loans
•	Listed Derivatives: Futures, options
•	Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap
•	Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps
•	Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs
3.	Security Pricing Valuation Services will not be subject to the annual fee increase.
4.	The fees for Security Pricing Valuation Services are calculated for the Fund Complex in its entirety based on the number unique securities held within each asset type on a monthly basis.

D.	Other Fees

SOC-1 / SSAE 18 Charges (per Class)                           $152.27

Fee Allocation

For the avoidance of doubt, all fees set forth above shall be allocated and paid by all Funds.

Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.       Reimbursement of Expenses. Funds shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services (upon reasonable request, not to occur too frequently, Service Provider shall provide invoices or other documentation evidencing such expenses), including, but not limited to:

i.	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Funds and in delivering all materials to Unitholders;
ii.	The cost of obtaining security and issuer information;
iii.	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;
iv.	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;
v.	All copy charges;
vi.	Any expenses Service Provider shall incur at the written direction of a duly Authorized officer of the Funds;
vii.	All systems-related expenses associated with the provision of special reports;
viii.	The cost of tax data services;
ix.	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/Funds meetings; and
x.	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.       Miscellaneous Service Fees and Charges. In addition to the amounts set forth above, Service Provider shall be entitled to receive the following amounts from the Funds:

i.	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Funds, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;
ii.	Fees for development of custom interfaces pre-approved by the Funds, billed at the rate of $150 per hour;
iii.	Ad hoc reporting fees pre-approved by the Funds, billed at the rate of $150 per hour;
iv.	Check and payment processing fees; and
v.	Costs of rating agency services.

Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement, excluding the Compliance Services Fees, by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.